Exhibit 10.4

The following executive officers have entered into this Amendment Number One to Performance Share Certificates Granted in 2012 and 2013, a form of which follows, with Carmike Cinemas, Inc.:

Name
S. David Passman III
Richard B. Hare Fred W. Van Noy Daniel E. Ellis
John Lundin

AMENDMENT NUMBER ONE TO PERFORMANCE SHARE CERTIFICATES GRANTED IN 2012 AND 2013

This Amendment Number One to the Performance Share Certificates by which Carmike Cinemas, Inc. (“Carmike”) agreed to make Stock Grants to              (“Eligible Employee”) effective as of March 15, 2012 (the “2012 Grant”) and February 28, 2013 (the “2013 Grant”) is made and entered into as of May 15, 2013 by and between Carmike and Eligible Employee.

WHEREAS, Carmike and Eligible Employee desire to amend the terms and conditions under which Carmike will make Stock Grants to Eligible Employee under the 2012 Grant and the 2013 Grant;

NOW, THEREFORE, the 2012 Grant and the 2013 Grant each are hereby amended as follows, notwithstanding any provisions therein to the contrary, effective as of May 15, 2013.

1.	By deleting the last sentence of § 2 and replacing it with:

In the event that, prior to the Vesting Date, (i) Eligible Employee has a Separation from Service as a result of death or Disability or (ii) Eligible Employee has a Retirement, the Committee may exercise its discretion to reduce the number of Target Shares earned for each Performance Period completed prior to Eligible Employee’s Separation from Service or Retirement, as applicable, to the target level for that period based on total shareholder return.

2.	By amending § 3 to read as follows:

§ 3. Vesting and Timing of Stock Grant.

(a)	Normal Vesting. If Eligible Employee remains continuously employed by Carmike through the Vesting Date, Eligible Employee will become fully vested on the Vesting Date.

Any opportunity to earn or interest in Target Shares for any Performance Period that begins after Eligible Employee’s Separation from Service will be forfeited upon Eligible Employee’s Separation from Service.

If Eligible Employee vests under this § 3(a), the Committee will make a Stock Grant to Eligible Employee for the number of shares of Stock earned by Eligible Employee pursuant to § 2 within 45 days after the Vesting Date.

(b)	Death or Disability Vesting. If Eligible Employee has a Separation from Service as a result of death or Disability prior to the Vesting Date, Eligible Employee will become fully vested with respect to (i) the actual number of shares of Stock earned by Eligible Employee for each Performance Period completed prior to Eligible Employee’s Separation from Service, as determined by the Committee pursuant to § 2, and (ii) a pro rata portion of the number of Target Shares for the Performance Period during which Eligible Employee has a Separation from Service as a result of death or Disability equal to the product of (A) the number of Target Shares for such Performance Period and (B) a fraction, the numerator of which is the number of days in the Performance Period preceding Eligible Employee’s Separation from Service and the denominator of which is 365.

If Eligible Employee vests under this § 3(b), then subject to the delay described in § 3(f), the Committee will make a Stock Grant to Eligible Employee (or in the case of death, to Eligible Employee’s estate) equal to the number of shares of Stock described in this § 3(b) within 45 days after Eligible Employee’s Separation from Service as a result of death or Disability.

(c)	Retirement Vesting. If Eligible Employee has a Retirement prior to the Vesting Date, Eligible Employee will become fully vested with respect to (i) the actual number of shares of Stock earned by Eligible Employee for each Performance Period completed prior to Eligible Employee’s Retirement, as determined by the Committee pursuant to § 2, and (ii) a pro rata portion of the number of shares of Stock actually earned by Eligible Employee for the Performance Period during which Eligible Employee has a Retirement equal to the product of (A) the number of shares of Stock actually earned by Eligible Employee for such Performance Period, as determined by the Committee pursuant to § 2 after the end of such Performance Period, and (B) a fraction, the numerator of which is the number of days in the Performance Period preceding Eligible Employee’s Retirement and the denominator of which is 365.

Any opportunity to earn or interest in Target Shares for any Performance Period that begins after Eligible Employee’s Retirement will be forfeited

If Eligible Employee vests under this § 3(c), then subject to the delay described in § 3(f), the Committee will make a Stock Grant to Eligible Employee for the number of shares of Stock described in (i) of the first sentence of this § 3(c) within 30 days after Eligible Employee’s Retirement and for the number of shares of Stock described in (ii) of the first sentence of this § 3(c) within 45 days after March 1 immediately following the end of the Performance Period during which Eligible Employee’s Retirement occurs.

(d)	Change in Control Vesting. In the event of a Change in Control prior to the Vesting Date and prior to the termination of Eligible Employee’s employment with Carmike, Eligible Employee will become fully vested with respect to (i) the actual number of shares of Stock earned by Eligible Employee for each Performance Period completed prior to the Change in Control, as determined by the Committee pursuant to § 2, and (ii) the number of Target Shares as shown in § 1 for the Performance Period during which the Change in Control occurs and for each succeeding Performance Period covered by this Performance Share Certificate.

If Eligible Employee vests under this § 3(d), the Committee will make a Stock Grant to Eligible Employee for the number of shares of Stock described in this § 3(d) (i) within 30 days after the Change in Control if it is a Section 409A Change in Control or (ii) at the time described in § 3(a) if the Change in Control is not a Section 409A Change in Control unless Eligible Employee Separates from Service as a result of death or Disability prior to that time, in which case the Stock Grant will be made at the time described in § 3(b), or Eligible Employee has a Retirement prior to that time, in which case the Stock Grant will be made at the time described in § 3(c).

(e)	Forfeiture Upon Other Termination of Continuous Employment. If Eligible Employee’s employment with Carmike terminates prior to the Vesting Date and prior to a Change in Control for any reason other than Eligible Employee’s death, Disability or Retirement, Eligible Employee shall forfeit any opportunity to earn or interest in Target Shares under this Performance Share Certificate.

(f)

Six Month Delay for Specified Employees. To the extent that a Stock Grant is made as a result of Eligible Employee’s Separation from Service on account of Disability or Retirement and at the time of such Separation from Service or Retirement, Eligible Employee is a “specified employee” as determined in accordance with Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, the Stock Grant will be delayed until the earlier of the first day of the seventh month after Eligible Employee’s Separation from Service or Retirement or the date of the Eligible Employee’s death.

(g)	Date of Grant. The Committee will determine the actual date of the Stock Grant within the applicable period specified under this § 3. In the event the applicable period spans more than one taxable year of Eligible Employee, Eligible Employee will have no right to designate the date of the Stock Grant.

3.	By adding the following § 13:

§ 13. Definitions.

(a)	Cause. “Cause” shall (i) have the meaning assigned to such term in the employment agreement or separation agreement by and between Eligible Employee and Carmike or (ii) if Eligible Employee has not entered into such an agreement with Carmike, mean one or more of the following as determined in good faith by the Committee: (A) Eligible Employee is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or Eligible Employee otherwise engages in a fraudulent act or course of conduct; (B) there is any act or omission by Eligible Employee involving malfeasance or negligence in the performance of Eligible Employee’s duties and responsibilities for Carmike, or the exercise of Eligible Employee’s powers of an executive of Carmike, where such act or omission is reasonably likely to materially and adversely affect Carmike’s business; or (C) Eligible Employee breaches any agreement between Eligible Employee and Carmike or violates any provision of any code of conduct adopted by Carmike which applies to Eligible Employee, if the consequence of such violation of such code of conduct ordinarily would be a termination of employment with Carmike.

(b)	Disability. “Disability” means that Eligible Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Carmike.

(c)	Retirement Age. “Retirement Age” means the earlier of (i) the date on which Eligible Employee is age 55 or older and has completed 10 or more Years of Service and (ii) the date on which Eligible Employee is age 60 or older and has completed 5 or more Years of Service

(d)	Retirement. “Retirement” means a Separation from Service on or after Retirement Age as a result of a voluntary termination of employment by Eligible Employee or an involuntary termination of employment by Carmike without Cause.

(e)	Section 409A Change in Control. A “Section 409A Change in Control” means a Change in Control that also constitutes “a change in the ownership or effective control of” Carmike or a change in “the ownership of a substantial portion of the assets of” Carmike within the meaning of Section 409A(a)(2)(A)(v) and Treas. Reg. § 1.409A-3(i)(5).

(f)	Separation from Service. A “Separation from Service” means a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-1(h).

(g)	Stock Grant Event. “Stock Grant Event” means (i) the Vesting Date, (ii) the date an Eligible Employee has a Separation from Service as a result of death, Disability or Retirement and (iii) the date of a Section 409A Change in Control.

(h)	Vesting Date. “Vesting Date” means (i) with respect to the 2012 Grant, March 15, 2015 or (ii) with respect to the 2013 Grant, February 28, 2016.

(i)	Year of Service. “Year of Service” means for each Eligible Employee each “year of vesting service” as determined under the terms of the Carmike Cinemas 401(k) Plan.

4.	By adding the following § 14:

§ 14. Code Section 409A. This agreement is intended to satisfy the requirements of Section 409A of the Code and shall be construed accordingly.

5.	Except as otherwise expressly amended herein, the terms and conditions of the 2012 Grant and the 2013 Grant as in effect immediately before the effective date of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, Carmike and Eligible Employee have executed this Amendment Number One as of the date first set forth above.

CARMIKE CINEMAS, INC.

By:
Name:
Title:

Date: May 15, 2013

ELIGIBLE EMPLOYEE

Name:

Date: May 15, 2013